EXHIBIT 99.1


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 11, 2003, is made and entered into by and between Parker-Hannifin Corporation, an Ohio corporation ("Buyer"), and MTS Systems Corporation, a Minnesota corporation ("Seller").

         WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and certain specific liabilities of the Business (as defined below); and

         WHEREAS, for purposes of this Agreement the term "Business" means the business of Seller's Automation Division, as currently conducted primarily from Seller's New Ulm, Minnesota location, of selling and manufacturing in New Ulm, Minnesota (i) motors; (ii) drive amplifiers and controllers intended for motors; and (iii) custom military amplifiers, including but not limited to the Products listed on Schedule 1.01(j); and

         WHEREAS, as of an even date herewith, Seller and Parker Hannifin Holding GmbH, a German corporation and a subsidiary of Buyer ("Parker-Europe"), have entered into the German Share Purchase and Transfer Agreement (the "German Stock Agreement") pursuant to which Parker-Europe will acquire Seller's automation division business in Germany by purchasing all of the outstanding shares of MTS Systems Holdings for Europe GmbH from Seller (the "Shares").

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

                                    ARTICLE 1
                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

         1.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section
3.01 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date (as defined in Section 3.01 hereof), in all of the assets of Seller used primarily in the Business, including, but not necessarily limited to, the following, provided, however, that with respect to trade marks, trade names, patents and patent applications, Seller shall transfer and assign only those that are listed on Schedule 1.01(l) (collectively, the "Assets"):

         (a) All inventories, including raw materials, work in process, finished goods, research and development inventory, consigned inventory, packaging and supplies for the Business which are listed on Schedule 1.01(a) (the "Inventory");
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         (b) All prepaid deposits to vendors, prepaid expenses or deposits on leased personal property paid by Seller for the Business which are listed on
Schedule 1.01(b);

         (c) All customer advances and deposits, prepaid contracts, maintenance fees or installation fees and all similar pre-payments for the Business which are listed on Schedule 1.01(c);

         (d) Seller's interest in the agreements for the leasing of the facility in New Ulm, Minnesota which are identified on Schedule 1.01(d) (the "Lease");

         (e) Seller's interest in all unfilled or uncompleted customer contracts, commitments or sales orders for the Business which are listed on
Schedule 1.01(e) (the "Contracts");

         (f) Seller's interest in all unfilled or uncompleted purchase orders or commitments for the Business which are listed on Schedule 1.01(f);

         (g) Seller's interest in the personal property leases for the Business which are listed on Schedule 1.01(g);

         (h) All contracts or agreements to which the Business is a party, including warranty agreements, service agreements, garbage disposal, sales rep agreements, and supply agreements which are listed on Schedule 1.01(h);

         (i) All accounts, trade and other receivables of the Business, which are listed on Schedule 1.01(i) (the "Accounts Receivable");

         (j) Seller's rights to all products now made in the Business and manufactured in New Ulm, Minnesota, including but not limited to the products listed on Schedule 1.01(j), and including the product designs, engineering documentation, manufacturing records, and know-how related to those products (the "Products");

         (k) Seller's interest to all license agreements from third parties used in the Business, which are listed on Schedule 1.01(k);

         (l) All trademarks, trade names, patents and patent applications listed on Schedule 1.01(l);

         (m) All software, logos, service marks, content relating exclusively to the Business that is located at Uniform Resource Locators of the Business listed on Schedule 1.01(m), logos, slogans, all registrations of and applications to register the foregoing, inventions, all trade dress, all registered and unregistered statutory and common law copyrights, all semiconductor maskworks and registrations therefor, and all other data and information relating primarily to the Business, whether patentable or not, including without limitation all know how, trade secrets, confidential information, ideas, developments, drawings, specifications, bills of material, processes, formulae, supplier


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lists, marketing information, sales and promotional material, business plans, test reports, component lists, manuals, instructions, catalogs, all documents and files (including electronic files) relating primarily to the foregoing and to the Business, and other intellectual property used primarily in the Business (together with the trade marks, patents and patent applications listed on Schedule 1.01(l), the "Intellectual Property") including all rights to damages for past infringement;

         (n) All machinery, tools, warehouse equipment, computers, fixtures, office equipment, testing equipment (including all related spare parts, accessories and supplies) and other similar equipment used in the Business, which are listed on Schedule 1.01(n), including but not limited to linear motor coil winding machinery and equipment located at Airex Corporation (the "Equipment");

         (o) All vehicles, including Seller's interest in all lease and purchase agreements relating thereto used in the Business which are listed on Schedule 1.01(o) ("Vehicles");

         (p) All permits and governmental approvals and licenses used in the Business (to the extent they are assignable) which are listed on Schedule 1.01(p);

         (q) Advertising and promotional literature and materials, with use of the name "MTS Automation" and "MTS" included in such literature only as described in Section 6.03(d);

         (r) All of Seller's books, records and other documents relating exclusively to the Assets of the Business, including, without limitation, all customer, prospect, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, correspondence, product data, material safety data sheets, price lists, product demonstrations, quotes and bids (the "Business Records"); and

         (s) Current telephone listings exclusively related to the Business.

         1.02 Excluded Assets. The purchase of the Assets under Section 1.01 excludes any and all assets not primarily related to the Business, including, but not limited to, the following assets of Seller as of the Closing Date (the "Excluded Assets"):

         (a) All prepayments for insurance and other prepaid expenses not listed on Schedule 1.01(b), including without limitation refunds against the same;

         (b) All assets used primarily in Seller's business currently conducted primarily from Seller's Montgomeryville, Pennsylvania location and consisting of manufacturing, selling and servicing gradient amplifiers;

         (c) All assets wherever located used primarily in Seller's business consisting of manufacturing, selling and servicing custom military amplifiers, other than those


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

assets listed on the Schedules attached to Section 1.01, and other than the machinery, equipment and inventory previously located in Montgomeryville related to sales of custom military amplifiers to General Motors of Canada, Universal and MSI Defense;

         (d) Any and all life insurance policies;

         (e) Any and all cash or liquid securities of any kind;

         (f) All corporate charter documents and minutes books, stock books, tax returns, schedules, tax work papers and other corporate records of Seller;

         (g) All tax refunds against payments made by Seller prior to Closing;

         (h) All trademarks, trade names, patents and applications therefor of Seller not listed on Schedule 1.01(l) and Seller's interest in all license agreements from third parties not listed on Schedule 1.01(k);

         (i) All intercompany accounts; and

         (j) All records relating to the employees of the Business.

         1.03 Assumed Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of and after the Closing Date, the following liabilities (collectively, the "Assumed Liabilities"):

         (a) All accounts and trade payables of the Business which are listed on
Schedule 1.03(a);

         (b) The liabilities of Seller for paid time off (which includes vacation and sick time and also includes the "seed" and the monthly accrual portions of the paid time off program) and accrued commissions of employees of the Business;

         (c) Seller's obligations under the leases, agreements, contracts and arrangements which are listed on Schedules 1.01(b), (d), (e), (f), (g), (h) and
(k);

         (d) All obligations and liabilities of Seller relating to the Intellectual Property which is listed on Schedules 1.01(l) and (m), including any and all obligations for patent maintenance fees and other regulatory filings;

         (e) All responsibility for product warranty arising out of the Business, including, without limitation, the cost of services and materials of the Buyer responding to and providing service or materials to any purchaser of a product manufactured and sold by Seller which product is covered by a valid and unexpired warranty given by Seller, or imposed by law, prior to the Closing Date, or given by the Buyer, or imposed by law, after the Closing Date; and


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

         (f) Any and all liability arising out of Buyer's operation of the Business or the Assets on or after the Closing Date or specifically identified on Schedule 1.03(f).

         1.04 Excluded Liabilities. Other than the Assumed Liabilities set forth above in Section 1.03, Seller shall retain, and Buyer shall not assume, nor shall it be liable for, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise, including but not limited to any liability for intercompany accounts, any liability for stay or retention bonuses of any Employee other than Dierk Benecke, Brian Fenstermacher and Craig Weggel, or any liability or obligation of the Business resulting from workers' compensation claims having a date of singular and identifiable injury before the Closing Date (claims for occupational diseases or injuries (those that are not singular and identifiable) that become manifested after the Closing Date shall be allocated between Buyer and Seller on a basis proportionate to time employed by each) (the "Retained Liabilities"). Seller shall be responsible for the Retained Liabilities.

                                    ARTICLE 2
                                 PURCHASE PRICE

         2.01 Amount. The total purchase price for the Assets and the Shares (the "Purchase Price") shall be eleven million seven hundred fifty thousand Dollars ($11,750,000). If the German Stock Agreement is terminated or the Shares are not acquired thereunder for any reason, the Purchase Price shall not be adjusted but rather shall be attributable solely to the transactions contemplated hereby.

         2.02 Manner of Payment. Buyer shall pay the Purchase Price to Seller on the Closing Date by wire transfer to the Seller account identified by Seller prior to Closing, it being understood that Buyer shall be making the payment for the Shares on Parker-Europe's behalf.

         2.03 Allocation Of Purchase Price. As soon as practicable after final determination of the Purchase Price, the parties shall use their best efforts to enter into an agreement in accordance with the allocation schedule attached as
Exhibit 2.03 allocating the Purchase Price among the Assets and the Shares after taking into account the applicable Treasury Regulations and the fair market value of such items (determined in accordance with an appraisal of the property, plant and equipment of the Business by Buyer performed as soon as practicable after the Closing Date). Buyer shall prepare for filing Form 8594 with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Form, execute and file such Form as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Form prepared by Buyer.


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

                                    ARTICLE 3
                              CLOSING AND KNOWLEDGE

         3.01 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota at 10:00 a.m. on April 11, 2003, which is referred to herein as the "Closing Date," or at such other place and such other time as may be mutually agreed, and the Closing shall be deemed effective as of 11:59 P.M. Central Time on the Closing Date.

         3.02 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article 7 hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit A (the "Bill of Sale") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer, and the assignment and assumption of the Assumed Liabilities to Buyer shall be effected by Seller's and Buyer's execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement"), and the separate assignment and assumption agreements in the forms attached hereto as Exhibits H and I.

         3.03 Knowledge. As used in this agreement, the term "Knowledge" means the actual knowledge after reasonable investigation of a party's executive officers and the person identified in the applicable section of this Agreement.

         3.04 Net Asset Value Calculation; Purchase Price Adjustment.

         (a) As of the Closing Date, Buyer shall perform a full closing of the books of the Business to derive a balance sheet for the Business and a calculation of the preliminary Net Asset Value (as defined below) based on and as reflected in such balance sheet, calculated in accordance with GAAP based on the formula set forth and in a form consistent with the form of Schedule 3.04 ("Closing Date Statement"). "Net Asset Value" shall mean the Total Assets minus Total Liabilities, where "Total Assets" shall include all Assets listed on the balance sheet of the Business attached hereto as Schedule 3.04 (provided that all Inventory that exceeds one-year's usage shall be fully reserved), and "Total Liabilities" shall include all Assumed Liabilities, determined in accordance with GAAP and consistent with Schedule 3.04. No later than forty-five (45) days after Closing, Buyer shall deliver to Seller its proposed preliminary Closing Date


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

Statement and preliminary Net Asset Value calculation as of such Closing Date. No later than one hundred (100) days after the Closing, the Buyer shall prepare a final Closing Date Statement and a calculation of final Net Asset Value. The final Net Asset Value shall identify the amount of any pending dispute with respect to the determination of the preliminary Net Asset Value. The Purchase Price shall be decreased, dollar-for-dollar, by the amount that the final Net Asset Value, as agreed to or determined in accordance with Section 3.04(c) below, is less than an amount equal to the Target Amount, as applicable and more specifically set forth below in subsection (b). For purposes of this Agreement, "Target Amount" shall mean $5,710,000.

         (b) If the final Net Asset Value is less than $5,710,000, Seller shall return to Buyer a portion of the Purchase Price equal to the difference between $5,710,000 and the final Net Asset Value.

         (c) Following the Closing, Buyer shall make available such books and records and access to the New Ulm facility and access to such books and records relating to the preliminary Closing Date Statement and preliminary Net Asset Value calculation as Seller may reasonably request. If Seller disagrees with Buyer's determination of the preliminary Net Asset Value calculation Seller shall so notify Buyer in writing within 45 days after Seller's receipt of the preliminary Closing Date Statement, specifying in detail the basis of such disagreement; provided, however, that if Seller fails to notify Buyer of any disagreement within such 45-day period, then the determination of the Net Asset Value as reflected in the preliminary Closing Date Statement shall be final, conclusive and binding upon the parties.

         (d) Seller and Buyer shall negotiate in good faith to resolve any disagreement related to the Net Asset Value. If any such disagreement cannot be resolved by the parties within 30 days after receipt of a notice of disagreement, then the parties shall jointly engage Grant Thornton or other mutually agreeable national accounting firm which has no business dealings with Seller or Buyer (the "Accounting Firm") to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Net Asset Value. All determinations made by the Accounting Firm with respect to the Net Asset Value shall be final, conclusive and binding on the parties hereto. Each party shall be responsible for its own fees and expenses. The party that does not prevail in such arbitration shall pay all of the fees and expenses of the Accounting Firm incurred in connection with the resolution of the dispute, but only if such party's determination of the Net Asset Value is at least twenty percent (20%) less than the final Net Asset Value, as determined by the Accounting Firm under this Section 3.04(d); otherwise, each party shall pay its own fees and expenses and one-half (1/2) of the fees and expenses of the Accounting Firm.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Seller


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

Disclosure Schedule") (which Seller Disclosure Schedule sets forth the exceptions to representations and warranties contained in this Article 4 under captions referencing the Sections to which such exceptions apply):

         4.01 Incorporation and Corporate Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority and all material authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets.

         4.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

         4.03 Authority; No Breach. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except as would not have a material adverse effect on the transactions contemplated hereby and assuming the receipt of the consents listed on Schedule 4.04, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject. There is no lawsuit, proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller which might prevent the consummation of any of the transactions contemplated by this Agreement. The Knowledge of Dana Badgerow and Dawn Thrift applies to this section.

         4.04 Consents. No material consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby (including without limitation assignment of the Contracts) except as set forth in Schedule 4.04. The Knowledge of Dana Badgerow and Dawn Thrift applies to this section.


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

         4.05 Title to Properties.

         (a) Seller does not own any real property relating to the Business. Except as set forth in Schedule 4.05(a), the real property demised by the Lease constitutes all of the real property primarily used or occupied by Seller used in connection with the Business (the "New Ulm Facility"). The New Ulm Facility has access, sufficient for the conduct of the Business as now conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at that location.

         (b) The Lease is in full force and effect, and Seller holds a valid and existing leasehold interest under the Lease for the term of the Lease. Seller has delivered to Buyer a complete and accurate copy of the Lease. Except as set forth in Schedule 4.05(b), Seller is not in material default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under the Lease; nor, to the Knowledge of Seller, is the other party to the Lease in default.

         (c) Seller owns good and marketable title to each and all of the Assets, free and clear of all liens, claims and encumbrances (the
"Encumbrances"), except as set forth in Schedule 4.05(c) and except Encumbrances which do not materially affect the operation of the Assets.

         (d) The Equipment is in good working condition, normal wear and tear excepted and is fit for its particular use or purpose in the Business. The Assets represent, in all material respects, substantially all of the assets which have been necessary for Seller to operate the Business prior to the Closing.

         (e) Seller has no Knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the New Ulm Facility, and there are no present assessments.

         4.06 Tax Matters. For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller or any Seller tax affiliate. As of the Closing Date, in connection with, or relating to, Seller's operation of the Business:

         (a) All material Tax returns required to be filed with any governmental authority with respect to any Tax period prior to the Closing Date by or on behalf of


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

Seller have been or will be, to the extent required to be filed on or before the date hereof, filed when due, including extensions, in accordance with all Applicable Laws;

         (b) All such Tax returns are, or will be at the time of filing, true, complete, and accurate in all material respects;

         (c) All material Taxes shown as due and payable on the Tax returns that have been filed have been timely paid, or withheld and remitted to the appropriate governmental authority;

         (d) Seller is not delinquent in the payment of any material Tax;

         (e) Seller has not granted any extension or waiver of the statute of limitations period applicable to any Tax return, which period (after giving effect to such extension or waiver) has not yet expired;

         (f) Except as set forth in Schedule 4.06(f), there is no material claim, audit, action, suit, or proceeding now pending or, to Seller's Knowledge, threatened against or with respect to Seller in respect of any Tax or Tax return;

         (g) Seller has not entered into any agreement or arrangement with any governmental authority with regard to the Tax liability of Seller;

         (h) There is no lien or encumbrance on any of the Assets that arose in connection with the failure (or alleged failure) to pay any Tax, except for inchoate liens for Taxes not yet due and payable;

         (i) Seller has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code nor has been requested to do so in connection with any transaction or proposed transaction; and

         (j) Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

         4.07 Contracts.

         (a) Except as set forth in Schedule 4.07(a), Seller has performed in all material respects all obligations required to be performed by it on or before the date hereof in connection with the Contracts or commitments constituting Assumed Liabilities and is not in receipt of any claim of default under any such Contract or commitment. Seller has no Knowledge of any breach or anticipated breach by any other party to any such Contract or commitment. Prior to the date of this Agreement, Seller has made available to Buyer a true and correct copy of each such Contract or commitment, together with all amendments, waivers or other changes thereto. The Knowledge of Dana Badgerow and Dawn Thrift applies to this section.


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         (b) There does not exist any agreement, contract or commitment (whether oral or written) regarding the sale of any goods or services by the Business except for the Contracts. All Contracts are valid, binding and in full force and effect.

         4.08 Litigation. Schedule 4.08 hereto contains a complete and correct list of all judgments, decrees, suits, actions, claims, proceedings or investigations pending, or to the Knowledge of Seller, threatened against the Seller or involving the Assets or any products or services made, used or sold in the conduct of the Business of Seller within the last twelve (12) months including with limitation all claims based upon any theory of tort (including but not limited to product liability) or contract (including but not limited to product or service warranty), other than claims involving amounts not in excess of $10,000. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Seller, threatened against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, relating to the Business, which would have a material adverse effect on Seller's performance under this Agreement or the consummation of the transactions contemplated under this Agreement. The Knowledge of Dana Badgerow and Dawn Thrift applies to this section.

         4.09 Compliance with Laws; Permits. Except as set forth in Schedule 4.09, Seller has complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, employee benefits, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which affect the Business, the Assets or the New Ulm Facility and to which Seller may be subject (hereinafter, "Applicable Laws"), and no written claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements.

         4.10 Environmental Matters.

         (a) Seller, with respect to the Business and the New Ulm Facility, has been and currently is in material compliance with all applicable Environmental Laws. Except as would not have a material adverse effect on the Business, there has been no Release of Hazardous Materials or other violation of Environmental Laws or any costs arising under or violation of Environmental Laws with respect to the Business, the Assets or the New Ulm Facility. No material expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Business or the New Ulm Facility in a manner consistent with the current operation thereof by Seller.

         (b) Seller has not, during its use of the New Ulm Facility, disposed of any Hazardous Materials in violation of Environmental Laws.


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

         (c) As used in this Section 4.10, the following terms shall have the following meanings:

                  (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller to any imposition of costs or liability under any Environmental Law.

                  (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

                  (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

         4.11 Warranty and Other Claims. Except to the extent of claims in amounts up to the warranty reserve at September 28, 2002, reflected on the 2002 Financial Statements (as defined in Section 4.15 (a)) (the "Warranty Reserve"), to the Knowledge of Seller, all Products manufactured or sold by the Business have in all material respects been in conformity with all Applicable Laws, contractual commitments and all express and implied warranties. Except for warranty service provided in the ordinary course of business and claims in amounts up to the Warranty Reserve, there are no existing claims against Seller, or to Seller's Knowledge any threatened claims, for Products manufactured or sold by the Business which are defective or fail to meet any express product warranties, contract or industry standards, or standards set forth in Applicable Laws. Seller has provided the Buyer with copies of (i) all product labels, catalogs, brochures, instruction manuals or other promotional material describing the Seller's products, and (ii) the Seller's current standard terms and conditions of purchase and sale (including all product warranties). The Knowledge of Dana Badgerow and Jerry Derner applies to this section.

         4.12 Brokerage. Except for Greene Holcomb & Fisher LLC, whose fee shall be the obligation of Seller, no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

         4.13 Corporate Records; Business Records. None of the records, systems, controls, data or information which are material to the operation of the Business are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller, except to the extent dependent on the availability of utilities such as electricity, phone or data communications access provided by third parties. The Business Records are complete and accurate in all material respects and none of the Business Records material to the current operation of the Business have been destroyed.

         4.14 Intellectual Property.

         (a) Seller has made available to Buyer correct and complete copies of all patents and trademarks and all registrations and applications relating thereto, as well as all licenses and agreements (as amended to date), listed on Schedules 1.01(k) and (l), and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Except as set forth on Schedule 4.14(a), with respect to each item of Intellectual Property sold to Buyer hereunder: (i) Seller possesses all right, title and interest, free of any mortgage, lien or pledge, in and to the item, or has the rights to use such item pursuant to valid and enforceable license agreements, free and clear of Encumbrances, (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (iii) no proceeding is pending or, to the Knowledge of Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, Seller does not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item. The Intellectual Property sold and transferred to Buyer hereunder constitutes all intellectual property necessary or required to conduct the Business by Buyer as of the Closing Date. The Knowledge of Dana Badgerow and Dawn Thrift applies to this section.

         (b) Each item of Intellectual Property identified in Sections 1.01(k),
(l) and (m) owned or used by Seller immediately prior to the Closing Date will be owned or available for use by Buyer on substantially similar terms and conditions immediately subsequent to the Closing Date subject only to the receipt of the consents set forth on Schedule 4.04, and Seller has taken reasonable commercial actions to maintain and protect each item of Intellectual Property material to the Business.

         (c) To the Knowledge of Seller, Seller has not in connection with the Business interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and Seller has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party) which has not been resolved. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the intellectual property. During the last 5 years, Seller has not, with respect to the Intellectual Property, received any opinion of counsel concerning the validity or infringement of any proprietary property of any third party.

         (d) Schedule 4.14(d) specifically identifies each material license, sublicense or agreement pursuant to which Seller uses intellectual property in the Business that any third party owns. Seller has made available to Buyer correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). With respect to each such license, sublicense or agreement required to be identified in Schedule 4.14(d) (and assuming the receipt of required consents, if any): (i) the license, sublicense or other agreement is enforceable, (ii) to the Knowledge of Seller, following the Closing, the license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions, (iii) neither Seller, nor to the Knowledge of Seller, any other party to the license, sublicense or other agreement is in material breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder,
(iv) no other party to the license, sublicense or other agreement has repudiated any provision thereof, (v) to the Knowledge of Seller, the underlying item of intellectual property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (vi) to the Knowledge of Seller, no proceeding is pending or threatened which challenges the legality, validity or enforceability of the underlying item of intellectual property, and (vii) Seller has not granted any sublicense or similar right with respect to the license, sublicense or other agreement except for non-exclusive licenses granted in the ordinary course of business.

         (e) Since September 28, 2002, except as set forth in this Agreement or the contracts, leases or other documents listed in any schedule hereto, Seller has not, in the conduct of the Business, sold, assigned or granted rights under any patent, trade name, trademark or copyright, or any application therefor, or any trade secrets or designs or other proprietary property for any Products manufactured or sold or services provided by the Business.

         4.15 Financial Information.

         (a) Attached as Schedule 4.15 are an internally prepared unaudited balance sheet and unaudited statements of net income for the Business for the twelve months ended September 28, 2002 (the "2002 Financial Statements"). The 2002 Financial Statements (A) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), (B) are complete and correct in all material respects as of the date hereof and (C) except as indicated therein, reflect all claims against and all debts and liabilities of the Business and its operations, fixed or contingent, as at the respective dates thereof which would be required to be reflected or disclosed in financial statements prepared in accordance with GAAP, and the statements of income, included therein fairly present in all material respects the results of operations of the Business for the periods indicated.

         (b) All Accounts Receivable were actually made in the ordinary course of business and, assuming that Buyer will use its commercially reasonable efforts to continue the collection of such Accounts Receivable, will be good and collectible in full in the ordinary course of business, net of reserves and allowances provided for in the 2002 Financial Statements and the Target Amount. The Accounts Receivable are not subject to any defense, counterclaim, or set-off, net of reserves and allowances provided for in the 2002 Financial Statements.

         (c) (i) The amounts shown for inventory on the September 28, 2002 Balance Sheet reflect, and the amounts to be shown for the inventory of Seller on its books on the Closing Date will reflect, valuations at the lower of cost or market, and are not and will not be in excess of the values of such inventory computed in accordance with GAAP applied on a consistent basis, with adequate provision for obsolescence, shrinkage, excess or slow-moving quantities, defective materials and deterioration in all material respects. The value of Inventory shown on the 2002 Financial Statements is true and correct in all material respects as of the dates indicated therein; (ii) Seller has good and marketable title to all of its Inventory free and clear of all Encumbrances;
(iii) except as set forth in Schedule 4.15(c)(iii), none of the Inventory is on consignment; and (iv) the Inventory net of any reserves set forth on the 2002 Financial Statements and the Target Amount for excess and obsolete inventory consists of inventories of good and merchantable quality and of the kind and quality regularly and currently used in the Business and usable or saleable in the ordinary course of business of Seller. Any on-hand balance of Inventory that exceeds one-year's usage is fully reserved in the 2002 Financial Statements.

         4.16 Employee Benefits.

         (a) Benefit Plans. Schedule 4.16(a) lists each "employee benefit plan," as defined in Section 3(3) of ERISA, maintained with respect to Employees (as that term is defined in Section 4.17) to which Seller has an obligation to make contributions with respect to Employees, or for which Seller has any liability for Employees ("Benefit Plans").

         (b) Employee Arrangements. Schedule 4.16(b) lists each material bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, vacation pay or other employee benefit agreements, policies or arrangements (other than Benefit Plans or Individual Arrangements), primarily related to the Business or for which Seller has any liability for Employees ("Employee Arrangements").

         (c) Individual Arrangements. Schedule 4.16(c) lists each individual employment, severance, termination, bonus or other compensation arrangements or agreements with respect to Employees to which Seller is a party or for which Seller has any liabilities (the "Individual Arrangements").

         (d) Certain Benefit Plans. With respect to each Benefit Plan:

                  (i) True, complete and correct copies of the following documents, have been made available or delivered to the Buyer by
         Seller: (A) the most recent forms 5500 and all schedules thereto; (B) the most recent IRS determinations letter(s), if applicable; and (C) the most recent summary plan descriptions.

                  (ii) that is intended to be qualified under Code Section 401(a) (the "Qualified Plans"), the IRS has issued a favorable determination letter to the effect that the form of the Qualified Plan satisfies the requirements of Code Section 401(a) and related sections of the Code. To the Knowledge of Seller, there are no facts or circumstances that would jeopardize the qualified status of any Qualified Plan.

                  (iii) As of the Closing, full contributions will be made or accrued with respect to each Benefit Plan that are either required under the terms thereof or under ERISA or the Code. No "accumulated funding deficiency" (as defined in ERISA Section 302 or Code Section
         412), whether or not waived, exists with respect to any Benefit Plan to which such rules apply.

                  (iv) Each Benefit Plan has been administered in accordance with its terms in all material respects, and each Benefit Plan complies, and has been administered in accordance with, any applicable Laws in all material respects, except in each case where the failure so to administer or comply, individually or in the aggregate, would not have a material adverse effect. Except as disclosed in Schedule 4.16(d)(iv) no lawsuits, complaints, investigations or proceedings (other than routine claims for benefits) to or by any person or governmental authority have been filed or, to the Knowledge of Seller, are proposed or threatened with respect to any Benefit Plan.

         4.17 Labor Matters. Seller has made available to Buyer a complete and correct list of each current employee of Seller who is employed in the Business and listed in the attached Schedule 4.17 (the "Employees") and for each such
Employee: his or her name, position or job title, his or her base compensation and bonus compensation earned in calendar year 2002, and his or her current base compensation. There has not been during the last five (5) years, nor is there currently pending or, to Seller's Knowledge, threatened, any activity by employees of the Seller or by any trade union relating to the representation of such employees by any trade union nor has there been any strike, work stoppage or labor troubles involving the employees of the Seller during the last five (5) years. The Knowledge of Dana Badgerow and Dawn Thrift applies to this section.

         4.18 Insurance. Seller has made available to Buyer a complete and accurate list of all current policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles and a general description of the type of coverage provided and policy exclusions) maintained by Seller and relating to the Business, its personnel and/or the Assets. All of the Insurance is "occurrence" based insurance. The insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable law and of all Contracts to which Seller is a party. Seller is not in material default under any of the insurance.

         4.19 Absence of Certain Payments. Neither Seller, nor any of its representatives, nor any other person or entity acting on behalf of any of them, has with respect to the Business (a) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or decree, directive or order of any governmental authority or (b) without limiting the generality of the preceding clause, used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any governmental authority.

         4.20 Customers.

         (a) Schedule 4.20 lists the top 10 customers of the Business for the year ended September 28, 2002. No customer of the Business has given Seller written notice of termination or intent to terminate a material portion of its business with Seller and Seller is not aware of any customers of the Business that, within the past one (1) year, have threatened to terminate a material portion of their business with Seller.

         (b) The work substantially completed by Seller prior to the Closing Date which will require either customer or third party approval or acceptance but which has not yet received the required customer or third party approval of acceptance will meet all material requirements and specifications of the Contract under which such work was completed, as modified through the Closing Date in all material respects.

         4.21 Actions Since September 28, 2002. Since September 28, 2002, except as set forth in or contemplated by Schedule 4.21, this Agreement or the contracts, leases or documents listed in any other Schedule hereto, Seller has not with respect to the Business:

         (a) Incurred any obligation or liability or entered into any transaction, in each case other than in the ordinary course of business;

         (b) Satisfied and discharged any lien, or paid any obligation or liability other than current liabilities included in the September 28, 2002 Balance Sheet or notes thereto and current liabilities incurred since that date in the ordinary course of business;

         (c) Made any general wage or salary increase or any increase in compensation payable or to become payable to any officers or employees, or entered into any employment contract with any officer or employee, except for increases made in the ordinary course of business consistent with past practices;

         (d) Mortgaged, pledged, charged or subjected to lien or other encumbrance any of its property;

         (e) Sold or transferred any of its assets or prepaid or cancelled any debts or claims, except in each case in the ordinary course of business;

         (f) Sold, assigned or granted rights under any Intellectual Property;

         (g) Knowingly waived any rights of material value;

         (h) Acquired any other business or entered into any licensing arrangement or joint venture;

         (i) Become involved or threatened with any labor dispute that has had or could have a material adverse effect on its business or its financial condition;

         (j) Suffered any unusual loss not in the ordinary course of business;

         (k) Suffered any damage or destruction, whether or not covered by insurance, materially and adversely affecting the Business of Seller or its properties; or

         (l) Experienced any other event or condition of any character which is, or with the lapse of time or occurrence of such event or condition would be, adverse to the financial condition, business, assets, properties or operations of the Business of Seller.

         4.22 True, Complete and Correct Documents. All documents provided to the Buyer by Seller are true, complete and correct copies of the documents they purport to represent.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that, except as set forth in the Disclosure Schedule delivered by Buyer to Seller on the date hereof (the "Buyer Disclosure Schedule") (which Buyer Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article 5 under captions referencing the Sections to which such exceptions apply):

         5.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         5.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, assuming that the Agreement is the valid and binding agreement of Seller, the valid and binding obligation of Buyer, enforceable in accordance with its terms.

         5.03 No Breach. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except as would not have a material adverse effect on the transactions contemplated hereby, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

         5.04 Consents. No material consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         5.05 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Buyer, threatened against Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a material adverse effect on Buyer's performance under this Agreement or the consummation of the transactions contemplated under this Agreement.

         5.06 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                    ARTICLE 6
                                    COVENANTS

         6.01 Seller's Covenants. From the Date hereof until the Closing Date:

         (a) Seller will conduct the Business only in the usual and ordinary course of business as heretofore conducted, including, without limitation, paying all payables in the ordinary course (subject to good faith disputes);

         (b) Seller will use reasonable efforts to retain its employees in the Business and to assist Buyer in entering into employment arrangements with its employees;

         (c) Except as set forth in Schedule 6.01, Seller will not without consent of Buyer, directly or indirectly, (i) sell, pledge, dispose of or encumber any of the Assets, except sales of Inventory or finished Products in the ordinary course of business; or (ii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding being assigned to Buyer, except in each case in the ordinary course of business consistent with past practices. Seller will maintain and keep the Assets and the New Ulm Facility in as good repair, working order and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

         (d) Seller will (i) use commercially reasonable efforts to preserve intact the Business and Assets and goodwill thereof and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Business; and (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations of the Business;

         (e) Seller will afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Business and the Assets. In addition, Seller will cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including major customers, prospective customers, governmental agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary;

         (f) Seller will use its best efforts to cause the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions hereof and applicable law;

         (g) Seller will promptly inform Buyer in writing of any variances from the representations and warranties contained in Article 4 hereof;

         (h) Seller will not, without the consent of Buyer, (a) increase any salaries of or award any bonus to any Employees, except in connection with regularly scheduled annual salary reviews or bonus determination dates, (b) discount any Accounts Receivable, or (c) change its methods of accounting for the Business;

         (i) Seller will perform in all material respects obligations to be performed under the Contracts;

         (j) Seller will use its best efforts to obtain all of the consents required to transfer the Assets or otherwise required under this Agreement. However, this Agreement will not constitute an agreement to assign or transfer any interest in any instrument, contract, lease, permit or other agreement or arrangement of the Seller or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or adversely affect the rights of Buyer or Seller. If a consent of a third party that is required to assign any instrument, contract, lease, permit, or other agreement or arrangement or any claim, right, or benefit arising thereunder or resulting therefrom, is not obtained prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect any interest of Buyer or Seller, Seller will at its own expense cooperate with Buyer to obtain such consent within three (3) months of the Closing, or in any other reasonable arrangement to provide that Buyer will receive the interest of Seller in the benefits under any such instrument, contract, lease, permit, or other agreement or arrangement and that Buyer will undertake Seller's obligations thereunder; and

         (k) Nonsolicitation of Employees. During the twelve (12) month period commencing on the Closing Date, other than Dana Badgerow, Seller agrees not to hire any individuals who were employees of or assigned to the Business on or during the six-month period preceding the Closing Date without Buyer's prior written consent.

         6.02 Buyer's Covenants. From the date hereof until the Closing Date:

         (a) Buyer will use its best efforts to cause the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions hereof and applicable law; and

         (b) Buyer will promptly inform Seller in writing of any variances from the representation and warranties contained in Article 5 hereof.

         6.03 Additional Covenants.

         (a) Employees and Service Credit.

                  (i) Offer of Employment. Buyer agrees to offer immediate employment to all of the Employees as of the Closing Date on terms and conditions comparable to similarly situated employees of Buyer.

                  (ii) The Parties' Responsibilities. On and after the Closing Date, Buyer shall be solely responsible for the terms and conditions of employment of all Employees and for any change thereof. Seller shall remain solely responsible for any and all liabilities, obligations and claims arising as of or prior to the Closing Date which relate to the Employees' employment with Seller, including any such claims that may first become known after the Closing Date.

                  (iii) Employee Benefits. Effective as of the Closing Date, the Buyer shall make available to the Employees and their eligible dependents employee welfare benefit plans, as that term is defined in ERISA Section 3.1 (the "Buyer Welfare Plans") and certain employee pension benefit plans, as that term is defined in ERISA Section 3.2 (the "Buyer Retirement Plans") and other employment arrangements on the terms described below.

                  (iv) Service Credit. If and to the extent the Employees are eligible to participate in any Buyer Retirement Plan and Buyer Welfare Plan under their respective terms, the Employees shall be given credit under such Plans for all service prior to the Closing Date with Seller and for all service with the Buyer or any Affiliate of the Buyer prior to the time such Employees become participants in the Buyer Welfare Plans and the Buyer Retirement Plans. Such credit for service shall be given for all purposes for which such service is either taken into account or recognized (including, without limitation, the satisfaction of any waiting periods under the Buyer Welfare or Retirement Plans); provided, however, that in the case of the Buyer Retirement Plans, service shall be credited for vesting purposes only.

                  (v) Vacation. From and after the Closing Date, the Employees shall be entitled to annual paid vacation entitlement comparable to what Buyer provides comparably situated employees, with credit for vacation purposes for all service recognized by Seller prior to the Closing Date.

                  (vi) Incentive Compensation and Bonuses. The Seller shall be liable, responsible and obligated for the payment of all incentive compensation and bonuses of the Employees up to the Closing Date in accordance with the terms of the applicable plans providing for such incentive compensation and bonuses from Seller.

         (b) Seller Retirement Plans. Effective as of the Closing Date, the Employees shall cease participation and shall cease to accrue any benefits under Seller's retirement savings plan ("Seller's Defined Contribution Plan"). As of the Closing Date, Seller shall fully vest all participating Employees in their accrued benefits under the Seller's Defined Contribution Plan. To the extent that following the Closing, the Buyer sponsors a defined contribution plan ("Buyer Defined Contribution Plan"), and one or more Employees elect to rollover or transfer their accounts under any Seller Defined Contribution Plan to the Buyer Defined Contribution Plan, the Buyer shall cause the Buyer Defined Contribution Plan to accept a direct rollover (as defined in Code section 401(a)(31)) of any such Employees' accounts in the Seller Defined Contribution Plan. Any such rollover shall be in cash, except that Buyer's Defined Contribution Plan shall accept a rollover of any existing plan loan held within the Employee's account under Seller's Defined Contribution Plan.

         (c) Seller Welfare Benefits.

                  (i) Dates of Coverage; Deductibles; Payment of Claims. Coverage for all Employees and their respective eligible dependents under the welfare benefit plans (as defined in ERISA Section 3(1)) maintained for the benefit of Employees (the "Seller Welfare Plans") shall terminate as of the Closing Date. The Buyer Welfare Plans shall provide coverage and benefits to such Employees (and the eligible dependents of such Employees) beginning as of the Closing Date. The Employees shall be entitled to apply deductibles and out-of-pocket payments expended for covered medical and dental expenses under the Seller Welfare Plans in the plan year in which the Closing Date occurs to the deductibles and out-of-pocket maximums under the Buyer Welfare Plans for the Buyer's plan year which ends with or after the plan year of the Seller Welfare Plan. The Seller Welfare Plans shall be liable for claims for medical or dental services rendered to Employees (and the eligible dependents of such Employees) on or prior to the Closing Date (whether or not reported at such date), and the Buyer Welfare Plans shall be liable for any claims for medical or dental services rendered to Employees (and the eligible dependents of such Employees) after the Closing Date.

                  (ii) Waiver of Certain Limitations. No pre-existing condition limitations, exclusions or waiting periods applicable with respect to life and accidental death and dismemberment insurance, disability, sickness and accident and medical benefits under the Buyer Welfare Plans shall apply to Employees to the extent that such limitations, exclusions or waiting periods exceed those in effect under the Seller Welfare Plans as of the Closing Date.

                  (iii) COBRA. Seller and the Seller Welfare Plans shall retain the obligation to provide continuation coverage under COBRA for any former employees of the Business who had a qualifying event on or prior to the Closing Date; provided, however, that the Buyer and the Buyer Welfare Plans shall assume the obligation to provide continuation coverage under COBRA for any qualifying beneficiary who elected COBRA on or prior to the Closing Date and who is a qualifying beneficiary as a result of being a covered dependent of an Employee.

                  (iv) Severance. Each Employee terminated by Buyer within the 60-day period following the Closing shall be entitled to severance payments from Buyer equal to an amount calculated under Seller's severance policy.

                  (v) WARN Act Compliance. Buyer agrees that for purposes of the Worker Adjustment and Retraining Notification Act ("WARN") and applicable state law, (a) the Employees shall become employees of Buyer on the Closing Date, and (b) Buyer assumes all responsibility for any 60-day advance WARN notice with regard to any layoffs by Buyer following the Closing. Buyer further agrees that to the extent it lays off (or refuses to hire) employees after the Closing who may be aggregated with employees laid off by Seller within ninety (90) days prior to the Closing, and the sum total of all such layoffs by Buyer and Seller constitutes a mass layoff or plant closing under WARN, Buyer assumes responsibility for WARN penalties, if any, arising out of such layoffs due to failure to provide 60 days' notice to any persons who are entitled to such notice. Seller agrees to distribute, as agent for Buyer, all WARN notices requested by Buyer prior to the Closing.
         Schedule 6.03 sets forth the number of employees of the Business laid off by Seller during the 90-day period prior to the date of this Agreement.

         (d) Use of Seller's Name. Some of the packaging materials, sales literature and inventory described in Section 1.01(a) and those to be acquired by Parker-Europe under the German Stock Agreement have been imprinted with Seller's name and logo which are exclusively Seller's intellectual property not sold to Buyer under this Agreement. Seller hereby grants to Buyer, for a period commencing on the Closing Date and expiring on the six-month anniversary of the Closing Date, a non-transferable, non-renewable, non-assignable, non-exclusive, royalty-free right and license to use and reproduce the "MTS" trade mark (the "MTS Mark") in a derivative form that clearly identifies the source of the Product as being other than from Seller (a "Derivative Mark") solely in connection with the Business and, after the consummation of the transactions contemplated by the German Stock Agreement, in connection with the business being sold under the German Stock Agreement. Prior to any use of any such Derivative Mark, Buyer shall provide Seller with an example of the proposed use the MTS Mark and shall obtain Seller's prior written consent to use the proposed Derivative Mark. Seller shall have sole discretion in how the MTS Mark is used and the appearance of the MTS Mark as it relates to a particular Derivative Mark and such use by Buyer shall at all times conform to Seller's policies on proper trademark usage. Buyer shall properly identify the MTS Mark as a registered trademark of Seller. Buyer shall also be given a reasonable period of time, not to exceed one (1) year after the Closing Date, in which to sell inventory including such MTS Marks in their current form and to use up current labels, containers and promotional materials bearing such MTS Mark. Buyer has no ownership right of any kind to the MTS Mark and shall not have the right to subject the MTS mark to any encumbrance, pledge or lien. Buyer shall indemnify and hold harmless Seller from and against any and all claims, losses, costs or liabilities, asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from a breach by Buyer of this Section 6.03(d) or from usage by Buyer of the MTS Mark not in accordance with Seller's written approval.

         (e) Transition Assistance. From the date hereof until ninety (90) days after the Closing Date, each party will use commercially reasonable efforts, upon the request of the other party, to aid each other in the transition of (i) the Business to Buyer, and (ii) the replacement and termination of services previously provided by the Business to Seller.

         (f) Intercompany Accounts. Seller agrees to settle and pay all inter-company accounts in any way related to the Business prior to Closing.

         6.04 Non-Competition.

         (a) Non-Compete. Subject to Sections 6.04(b) and 6.04(c) below, for a period of five (5) years from and after the Closing Date, Seller will not, directly or indirectly, anywhere in the world, engage in the business of manufacturing and selling Products or other identical products.

         (b) Exclusions from Non-Compete. The foregoing shall not prohibit Seller from:

                  (i) Engaging in the business of manufacturing and selling gradient amplifiers as currently conducted from Seller's
         Montgomeryville, Pennsylvania location (the "Pennsylvania Operations");

                  (ii) Selling systems and products which incorporate as components any of the Products or other identical products;

                  (iii) Selling Products or other identical products as service or replacement parts for Seller's systems or other products which incorporate them;

                  (iv) Continuing the business of its divisions other than the Automation Division, which may include the manufacturing and selling of system components such as amplifiers or controllers intended for applications other than automation applications of the Business;

                  (v) Investing in funds or partnerships which in turn invest in companies that engage in a business which the Business conducts as of the Closing Date, so long as Seller does not exercise control over such investment decisions;

                  (vi) Owning and disposing of the Excluded Assets and satisfying its obligations with respect to the Excluded Liabilities; or

                  (vii) Acquiring up to five (5%) of the outstanding voting securities of any corporation or other entity principally engaged in the business conducted by the

         Business on the Closing Date which is listed on a national securities exchange or the Nasdaq Stock Market or whose securities are regularly traded in the over-the-counter market.

         (c) Further Exclusions. If, at any time, substantially all of the assets or voting power of Seller is sold to or acquired by a third party, such third party purchaser shall not be bound by this Section 6.04 with respect to the business and operations of such third party purchaser independent of Seller. Further, any purchaser of Seller's Pennsylvania Operations shall not be bound by the Seller's non-compete obligations contained in this Section 6.04.

         (d) Enforceability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this subsection is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (e) Equitable Relief. Each party acknowledges that (i) the restrictions contained in this Section 6.04 are necessary, fundamental and required for the protection of the Business in the hands of Buyer and (ii) a remedy at law for any breach by any party of the provisions of this Section will be inadequate and that any breach of these provisions will cause irreparable injury to Buyer. Each party hereby agrees that Buyer shall be entitled to injunctive relief in case of any breach, without limiting any other relief to which Buyer may be entitled at law or in equity or under this Agreement or otherwise. The parties obligations under this Section are in addition to, and not in lieu of, any other obligations imposed under applicable law.

         6.05 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 8, neither Seller nor any of its representatives shall, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal by any person or entity with respect to, or which includes, a purchase of all or any significant portion of the assets of the Business, or any other transaction that would involve a change of ownership or control of any of the Assets, other than with respect to assets in the ordinary course of business and in each case other than as part of a sale of all or substantially all of the assets or outstanding stock of Seller as a whole ("Acquisition Proposal"), or
(ii) participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, or take any action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

         6.06 Environmental Liabilities. Seller shall retain all liability for and shall indemnify and hold harmless Buyer from and against any and all claims, costs or liabilities, asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from a Release or presence of any circumstances or facts causing or relating to Hazardous Materials in soils, surface water or groundwater in, on or under the real property related to the Business, violation of or noncompliance with Environmental Laws, or otherwise resulting from the operation of the Business, prior to the Closing Date. Buyer shall retain all liability for and shall indemnify and hold harmless Seller from and against any and all claims, costs or liabilities, asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from a Release or presence (provided that such presence did not exist prior to the Closing Date) of any circumstances or facts causing or relating to Hazardous Materials in soils, surface water or groundwater in, on or under the real property related to the Business, violation of or noncompliance with Environmental Laws, or otherwise resulting from the operation of the Business, after the Closing Date.

         6.07 OFCCP Audit. Seller shall retain all liability for and shall indemnify and hold harmless Buyer from and against any and all claims, costs or liabilities, asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly (i) resulting from the OFCCP audit of the New Ulm Facility (the "OFCCP Audit") and additional wages payable for all periods ending on or prior to the Closing Date as a result of any retroactive pay adjustment, or (ii) any penalties imposed in connection with the OFCCP Audit prior to the Closing Date; provided, however, that Buyer shall be liable for any such additional wages payable for post-Closing periods and any such penalties to the extent the same relate to periods following the Closing Date or are imposed as a result of the actions of Buyer following the Closing Date, including without limitation a failure by Buyer to implement any adjustments or actions required or requested in connection with the OFCCP Audit, and Buyer shall indemnify and hold harmless Seller against any and all claims, costs or liabilities, asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, in connection therewith.

         6.08 Inter-Company Accounts. Included in the inter-company accounts described in Section 5.04(b)(i) of the German Stock Agreement is a loan by Seller to MTS Systems Holdings for Europe GmbH, which will be repaid prior to the closing of the transactions contemplated by the German Stock Agreement. If the payment by MTS Systems Holdings for Europe GmbH in satisfaction thereof is required to be repaid by Seller to MTS Systems Holdings for Europe GmbH for any legal reason (including but not limited to equitable subordination or preference-type claims), Buyer shall indemnify and hold harmless Seller against any and all losses, damages and expenses resulting therefrom.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

         7.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transaction contemplated by this Agreement is subject to satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date shall only need to have been true on and as of such date;

         (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

         (c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the Assets, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

         (d) Airex shall have executed and delivered to Buyer the License Agreement between Buyer and Airex, in substantially the form attached hereto as Exhibit C;

         (e) The New Ulm Economic Development Corporation and the City of New Ulm shall have executed and delivered the Assignment of Third Party Lease, in substantially the form attached hereto as Exhibit D (the "Assignment of Third Party Lease") and the employment commitment pursuant to Section 7.3 of the Development Agreement, dated November 29, 2000, by and between the City of New Ulm, Minnesota and the New Ulm Economic Development Corporation and consented to by Seller (the "Development Agreement") shall have been waived or reduced to a maximum of 55;

         (f) On the Closing Date, Seller shall have delivered to Buyer all of the following:

                  (i) A certificate of the Chief Executive Officer or a Vice President of Seller, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                  (ii) The Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof, each duly executed by Seller;

                  (iii) The Assignment and Assumption Agreement, duly executed by Seller;

                  (iv) The Assignment of Third Party Lease, duly executed by Seller;

                  (v) Resolutions of the Board of Directors of Seller authorizing the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of Seller;

                  (vi) The Supply Agreement in substantially the form attached hereto as Exhibit E, duly executed by Seller (the "Supply Agreement");

                  (vii) The Termination Agreement in substantially the form attached hereto as Exhibit F (the "Termination Agreement"), duly executed by Seller and Airex, terminating the License Agreement and the Consulting Agreement, each dated December 11, 1998, between Seller and Airex;

                  (viii) The German Stock Agreement in the form attached hereto as Exhibit G, duly executed by Seller;

                  (ix) A duly executed assignment to and assumption by Buyer, in substantially the form attached hereto as Exhibit H (the "Patent License Assignment and Assumption Agreement"), to the Patent License Agreement, dated March 31, 2003, by and between Seller and Hitachi Medical Corporation;

                  (x) A duly executed assignment to and assumption by Buyer, in substantially the form attached hereto as Exhibit I (the "PCI Assignment and Assumption Agreement"), to the Transitional Services Agreement, dated March 31, 2003, by and between Seller and Performance Controls, Inc.;

                  (xi) The New Ulm Economic Development Corporation shall have executed and delivered the Option to Purchase Real Estate, in substantially the form attached hereto as Exhibit J;

                  (xii) The New Ulm Transitional Services Agreement in the form attached hereto as Exhibit K (the "New Ulm Transition Agreement"), duly executed by Seller; and

                  (xiii) The European Transitional Services and Supply Agreement in the form attached hereto as Exhibit L (the "European Transition Agreement"), duly executed by Seller.

         7.02 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date shall only need to have been true on and as of such date;

         (b) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

         (c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of Assets, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

         (d) Buyer shall have paid, by wire transfer, the Purchase Price required by Section 2.01 hereof;

         (e) The New Ulm Economic Development Commission and the City of New Ulm shall have executed and delivered the Assignment of Third Party Lease and the employment commitment pursuant to Section 7.3 of the Development Agreement shall have been waived or reduced to a maximum of 55;

         (f) Airex shall have executed and delivered the Termination Agreement;

         (g) On the Closing Date, Buyer shall have delivered to Seller all of the following:

                  (i) A certificate of the Chief Executive Officer or a Vice President of Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                  (ii) All consents required under Buyer's material agreements necessary for Buyer to consummate the transactions contemplated by this Agreement;

                  (iii) The Bill of Sale and the Assignment and Assumption Agreement, duly executed or acknowledged by Buyer, as applicable;

                  (iv) The Assignment of Third Party Lease, duly executed by Buyer;

                  (v) Resolutions of the Board of Directors of Buyer authorizing the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of Buyer;

                  (vi) The German Stock Agreement, duly executed by
         Parker-Europe;

                  (vii) The Patent License Assignment and Assumption Agreement, duly executed by Buyer;

                  (viii) The PCI Assignment and Assumption Agreement, duly executed by Buyer;

                  (ix) The Supply Agreement, duly executed by Buyer;

                  (x) The New Ulm Transition Agreement, duly executed by Buyer; and

                  (xi) The European Transition Agreement, duly executed by
         Buyer.

                                    ARTICLE 8
                                   TERMINATION

         8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) By the mutual consent of Buyer and Seller;

         (b) By either Buyer or Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach shall not have been cured or waived prior to Closing;

         (c) By either Buyer or Seller, if the Closing has not occurred on or prior to December 31, 2003; provided, however, that neither party shall be entitled to terminate this Agreement pursuant to this Section 8.01(c) if such party's breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement at or prior to such time.

         8.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, except with respect to breaches of this Agreement prior to the time of such termination.

                                    ARTICLE 9
                            SURVIVAL; INDEMNIFICATION

         9.01 Survival of Representations, Warranties and Covenants. The representations and warranties contained in Article 4 and Article 5 hereof shall survive, without regard to any investigation of the parties, for eighteen (18) months from the Closing Date provided, however, that the (a) representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.05(c), 5.01, 5.02 and 5.03
shall survive in perpetuity, (b) the representations and warranties set forth in
Section 4.06 (Taxes) shall survive the Closing until thirty (30) days after the expiration of all applicable statutes of limitation, as extended, shall have expired and (c) the representations and warranties set forth in Section 4.10 (Environmental) shall survive the Closing for a period of ten (10) years after the Closing Date.

         9.02 Indemnification by Seller. Subject to Section 9.05 of this Agreement, Seller agrees to indemnify in full Buyer and its subsidiaries and their respective officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any breach of the representations and warranties of Seller contained in this Agreement or the German Stock Agreement, (ii) any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement or the German Stock Agreement, including, but not limited to, failure to pay or otherwise discharge any Retained Liabilities; (iii) the conduct of the Business at any time on or prior to the Closing Date including, but not limited to, any proceeding against Seller and any litigation or similar matter arising out of such conduct, whether or not described or required to be described on a schedule to this Agreement, except to the extent that the Loss arises from or relates to one or more of the Assumed Liabilities of Buyer; (iv) any liability, payment or obligation in respect of any Taxes owing by Seller of any kind or description (including interest and penalties with respect thereto) for all periods on or before Closing related to the Business; (v) any employee benefit plan maintained by Seller for the employees of the Business prior to the Closing; and (vii) warranty claims for products manufactured by the Business prior to the Closing to the extent such claims exceed the warranty reserve set forth on the Closing Statement.

         9.03 Indemnification by Buyer. Subject to Section 9.05 of this Agreement, Buyer agrees to indemnify in full Seller and its officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any breach of the representations and warranties of Buyer contained in this Agreement and any breach of the representations and warranties of Parker-Europe contained in the German Stock Agreement, (ii) any breach of, or failure to perform, any covenant or agreement of Buyer contained in this Agreement, including, but not limited to, failure to pay, perform or otherwise discharge the Assumed Liabilities, and any breach of, or failure to perform, any covenant or agreement of Parker-Europe contained in the German Stock Agreement; (iii) the conduct of the Business by Buyer at any time following the Closing Date, including, but not limited to, any proceeding against Buyer and any litigation or similar matter arising out of such conduct, except to the extent the Loss arises from or relates to one or more Retained Liabilities; (iv) any liability, payment or obligation in respect of any Taxes owing by Buyer of any kind or description (including interest and penalties with respect thereto) after Closing related to the Business; and (v) any employee benefit plan maintained by Buyer for the Employees.

         9.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party reasonably prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the

Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim. Any contest and defense by the Indemnified Party shall be conducted by reputable attorneys employed by the Indemnified Party. Notice of an intention so not to contest or defend by the Indemnified Party shall be given by the Indemnified Party to the Indemnifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). The Indemnifying Party shall be entitled at any time, at its own cost and expense to participate in such contest and defense and to be represented by reputable attorneys of its or their own choosing.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a written notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the parties will proceed in good faith to negotiate a resolution of such dispute subject to the following provisions:

                  (i) Any such dispute may, at the option of either party, first be submitted for discussion and possible resolution by senior officers of Seller and Buyer, as designated by their respective chief executive officers. If either party elects to have the dispute so submitted, the other party agrees to designate senior officers to participate in such discussion.

                  (ii) If either (A) neither party has elected to submit a dispute for discussion in accordance with the preceding clause (i) within thirty (30) days after both parties have been notified of such dispute, or (B) within a period of thirty (30) days after submission of a matter in accordance with such clause (i) the respective senior officers are unable to agree upon a resolution of such dispute, either party may, within thirty (30) days following the applicable aforesaid 30-day period, elect to have the dispute promptly submitted to and finally resolved by binding arbitration. Any arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding as to the resolution of the dispute; provided, however, if necessary, such decision may be enforced in any court having jurisdiction over the subject matter or over any of the parties to this Agreement. Each party shall bear its own costs and expenses incurred in connection with any such arbitration proceeding.

                  (iii) Notwithstanding the foregoing provisions, either party may seek equitable relief from a court with proper jurisdiction in appropriate circumstances.

         (c) The Indemnified Party shall take all reasonable steps to mitigate indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

         (d) To the extent that the Indemnitor discharges any claim for indemnification hereunder, the Indemnitor shall be subrogated to all rights of the Indemnified Party against third parties.

         (e) In determining the amount of any claim for which an Indemnified Party is entitled to indemnification pursuant to this Article 9, there shall be subtracted an amount equal to all insurance proceeds actually received or reasonably expected to be received by an Indemnified Party by reason of such claim (net of any retrospective insurance premium adjustments related to such claim charged to the Indemnified Party). If a claim of an Indemnified Party is covered by insurance of the Indemnified Party, the Indemnified Party agrees to use all reasonable efforts to recover the amount of such claim from the issuer before seeking indemnification hereunder.

         (f) The enforcement of the agreements of indemnification contained in this Article 9 shall be, after the date hereof, the exclusive remedy of the parties hereto for any breach of any covenant, representation or warranty hereof or any certificate delivered pursuant to this Agreement and the German Stock Agreement, whether sounding in tort, contract or otherwise, and the parties hereto waive all remedies otherwise available to such parties save only remedies which by law may not be waived.

         9.05 Limitation of Liability. Notwithstanding the foregoing provisions of this Article 9, neither party shall be obligated to indemnify the other pursuant to Sections 9.02 or 9.03 until the aggregate of all Losses has exceeded $50,000 after which the indemnifying party shall be responsible for the aggregate of all Losses in excess of $50,000; provided however that such limitation shall not apply to (i) any breach of, or failure to perform, any covenant agreement of Seller contained in this Agreement, including, but not limited to, failure to pay or otherwise discharge any Retained Liabilities, or in the German Stock Agreement or (ii) any breach of, or failure to perform, any covenant agreement of Buyer contained in this Agreement, including, but not limited to, failure to pay or otherwise discharge any Assumed Liabilities, or in the German

Stock Agreement. In addition, notwithstanding the foregoing provisions of this
Article 9, except with respect to claims pursuant to Sections 9.02(iii), (iv) and (v) or Section 9.03 (iii), (iv) and (v), neither party shall be obligated to indemnify the other pursuant to Article 9 beyond a maximum aggregate amount equal to $5,000,000.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.01 Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement, whether consummated or not.

         10.02 Cooperation and Exchange of Information. Buyer and Seller shall cooperate, shall take further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions of this Agreement. Buyer and Seller shall also provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes relating to the Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Seller upon written request by Buyer, will provide to Buyer such factual information reasonably necessary for filing Tax returns, Tax planning and contesting any Tax audit that Seller possesses as Buyer may reasonably request with respect to the Assets (which information Seller agrees to maintain and preserve for so long as it may be needed by Buyer).

         10.03 Announcements. Buyer and Seller shall cooperate and mutually agree upon any press release or public announcements prior to the Closing concerning the transactions contemplated by this Agreement; provided, however, that Buyer and Seller may communicate with analysts, institutional investors or similar individuals with regard to the substance of any items disclosed in any press release mutually agreed upon by the parties; and, provided further that, nothing contained herein shall prevent Buyer or Seller, after giving reasonable advance notice to the other party hereto, from making any announcement reasonably determined by it, upon advice of counsel, to be required by law.

         10.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         10.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:
-----------------
                                          With a copy to:
                                          ---------------
Parker-Hannifin Corporation               Parker-Hannifin Corporation
6035 Parkland Blvd.                       6035 Parkland Blvd.
Cleveland, OH 44124                       Cleveland, OH 44124

Attention: Automation Group Controller    Attn:  General Counsel
Facsimile: 216-896-4031                   Facsimile:  216-896-4027


Notices to Seller:
-----------------
                                          With a copy to:
                                          ---------------
MTS Systems Corporation                   Robins, Kaplan, Miller & Ciresi L.L.P.
14000 Technology Drive                    2800 LaSalle Plaza
Eden Prairie, MN  55344                   800 LaSalle Avenue
Attention:  CEO                           Minneapolis, MN 55402
Facsimile:  952-937-4515                  Attention: John R. Houston, Esq.
                                          Facsimile: 612-339-4181

         10.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

         10.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10.08 Complete Agreement. This Agreement and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         10.09 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when executed and delivered, will constitute one and the same instrument.

         10.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         10.11 Transfer, Sales and Use Tax. Any and all transfer, sales and use tax liability arising as a result of the sale and purchase of the Assets shall be the responsibility of the party who would customarily pay such tax and such tax liability shall not be subject to the limitations of liability set forth in the first sentence of Section 9.05.

              [THE REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       MTS SYSTEMS CORPORATION
                                       EIN: 41-0908057

                                       By   /s/ Sidney W. Emery, Jr.
                                           -------------------------------------
                                       Its  Chairman, President and
                                            Chief Executive Officer
                                           -------------------------------------



                                       PARKER-HANNIFIN CORPORATION
                                       EIN: 34-0451060


                                       By   /s/ Robert W. Bond
                                           -------------------------------------
                                       Its  Vice President and
                                            President - Automation Group
                                           -------------------------------------



                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT LIST
------------

A.   Bill of Sale
B.   Assignment and Assumption Agreement
C.   License Agreement between Buyer and Airex
D.   Assignment of Third Party Lease
E.   Supply Agreement
F.   Termination Agreement
G.   German Stock Agreement
H.   Patent License Assignment and Assumption Agreement
I.   PCI Assignment and Assumption Agreement
J.   Option to Purchase Real Estate
K.   New Ulm Transition Agreement
L.   European Transition Agreement

SCHEDULES  (See Disclosure Letter)
---------

Schedule 1.01(a)  Inventory
Schedule 1.01(b)  Prepaid Expenses
Schedule 1.01(c)  Customer Deposits
Schedule 1.01(d)  Real Estate Lease Agreements
Schedule 1.01(e)  Contracts
Schedule 1.01(f)  Unfilled Purchase Orders
Schedule 1.01(g)  Personal Property Leases
Schedule 1.01(h)  Agreements
Schedule 1.01(i)  Accounts Receivable
Schedule 1.01(j)  Products
Schedule 1.01(k)  Licenses
Schedule 1.01(l)  Intellectual Property
Schedule 1.01(m)  URL Content
Schedule 1.01(n)  Equipment
Schedule 1.01(o)  Vehicles
Schedule 1.01(p)  Governmental Approvals
Schedule 1.03(a)  Assumed Payables
Schedule 1.03(f)  Assumed Liabilities
Schedule 3.04     Net Asset Calculation